EXHIBIT 19

Securities Trading Policy January 13, 2025	Legal Department
INTRODUCTION
This Securities Trading Policy (this “Policy”) provides rules and guidance with respect to transactions in the securities of Royal Caribbean Cruises Ltd. (“RCL” or “Company”) and publicly traded companies with which RCL does business (together with RCL, the “Covered Companies”).

1.    Policy Detail

1.1     Purpose
The purpose of this Policy is to establish rules and guidance to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are in possession of material nonpublic information about a company from: (i) purchasing or selling Securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. For purposes of this Policy, the term “Securities” means common stock, options to purchase common stock, or any other type of securities that may be issued by any Covered Company including, but not limited to, preferred stock, bonds/notes, convertible debentures, and warrants, as well as derivative securities, such as exchange-traded put or call options or swaps relating to securities of a Covered Company.

1.2     Scope and Persons Subject to this Policy

1.2.1     RCL Officers, Directors, and Employees
This Policy applies to all members of RCL’s Board of Directors (“Directors”) and all employees of RCL and its wholly owned subsidiaries (“Employees” and together with Directors, “Covered Persons”).

1.2.2     Family Members
In addition to Covered Persons, this Policy also applies to (i) each Covered Person’s family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) anyone else who lives in such Covered Person’s household, and (iii) any family members who do not live in such Covered Person’s household but whose transactions in the Securities of Covered Companies are directed, controlled or influenced by such Covered Person (collectively referred to as “Family Members”). Covered Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with such Covered Person before they trade in the Securities of Covered Companies, and Covered Persons should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for such Covered Person’s own account. This Policy does not, however, apply to personal Securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a Covered Person or such Covered Person’s Family Members.

1.3     Controlled Entities
This Policy also applies to any entities that a Covered Person influences or controls, including any corporations (e.g., where a Covered Person is a controlling shareholder), partnerships (e.g., where a Covered Person is a general partner) or trusts (e.g., where a Covered Person is a trustee) (collectively referred to as “Controlled Entities”, and together with Family Members, “Related Persons”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for such Covered Person’s own account.

2.    Rules and Guidance

2.1     Individual Responsibility
Each Covered Person is responsible for making sure that he or she complies with this Policy, and that any Related Person of such Covered Person whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non- public information rests with that individual, and any action on the part of RCL, any person administering

Securities Trading Policy January 13, 2025	Legal Department

this Policy or any other Employee or Director pursuant to this Policy (or otherwise) does not in any way insulate an individual from liability under applicable securities laws. Covered Persons could be subject to severe legal penalties and disciplinary action by RCL for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in Section 5.

2.2     Trading in Securities
No person that is subject to this Policy who is in possession of material nonpublic information relating to RCL may, directly or indirectly:

    Purchase or sell RCL Securities;
    Recommend the purchase or sale of any RCL Securities (i.e., “tipping”);
    Disclose material nonpublic information to persons within RCL whose jobs do not require them to have that information, or outside of RCL to other persons, including, but not limited to, family, friends, business associates, investors, and tax and financial advisers, unless any such disclosure is made in accordance with RCL’s procedures regarding the protection or authorized external disclosure of information regarding RCL; or
    Assist anyone engaged in the above activities.

In addition, no Covered Person who, in the course of working for RCL, learns of material nonpublic information about a publicly traded company with which RCL does business, may purchase or sell, or recommend the purchase or sale of (i.e., “tipping”), that company’s Securities until such information becomes public or is no longer material.

2.2.1     Definition of “Material Nonpublic Information”

A)     Material Information
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell Securities. Any information that could be expected to affect RCL’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

    Financial results and projections of future earnings or losses or other earnings guidance;
    Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
    Significant strategic decisions;
    New significant contracts, transactions, or projects;
    A pending or proposed merger, acquisition, or tender offer;
    A pending or proposed acquisition or disposition of a significant asset;
    Changes in debt ratings;
    A company restructuring;
    Significant related party transactions;
    A change in dividend policy, the declaration of a stock split, or an offering of additional Securities;
    Financing transactions out of the ordinary course;
    The establishment of a repurchase program for RCL Securities;
    Significant change in booking trends;
    A change in executive management;
    A change in auditors or notification that the auditor’s reports may no longer be relied upon;
    A significant cybersecurity risk or incident; and

Securities Trading Policy January 13, 2025	Legal Department

    Pending or threatened significant litigation or regulatory action, or the resolution of such litigation or regulatory action.

B)     When Information is Considered Public
Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information would be considered widely disseminated if it has been disclosed through a major wire service (e.g., Dow Jones, Bloomberg, PR Newswire, etc.) or public disclosure documents filed with the SEC that are available on the SEC’s website.

2.3     Special Prohibited Transactions

2.3.1 Short Sales of RCL Securities
Short sales of RCL Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in RCL’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve RCL’s performance. Further, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits Directors and certain officers of RCL who are subject to Section 16 of the Exchange Act (collectively, “Reporting Persons”) from engaging in short sales. Therefore, Covered Persons and Related Persons are prohibited from engaging in short sales of RCL Securities. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

2.3.2 Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a person subject to this Policy to continue to own RCL Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person subject to this Policy may no longer have the same objectives as RCL’s other shareholders. Therefore, Covered Persons and their Related Persons are prohibited from engaging in such transactions.

2.3.3 Additional Prohibited Transactions with Respect to RCL Securities

A)     Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is in possession of material nonpublic information or otherwise is not permitted to trade in RCL Securities, Reporting Persons and their Related Persons are prohibited from holding RCL Securities in a margin account or otherwise pledging RCL Securities as collateral for a loan. (Pledges of RCL Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

B)     Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person subject to this Policy is in possession of material nonpublic information. Therefore, Covered Persons and their Related Persons are prohibited from placing standing or limit orders on RCL Securities, except for the limited duration authorized pursuant to the pre-clearance procedures set forth in Section 2.5.1.

Securities Trading Policy January 13, 2025	Legal Department

C)     Short Swing Transactions
Reporting Persons must refrain from engaging in "short swing" transactions in RCL Securities prohibited under Section 16. As a general rule, this requirement means that a Reporting Person may not purchase any RCL Securities if the Reporting Person sold similar Securities within the prior six (6) months; and a Reporting Person may not sell any RCL Securities if the Reporting Person purchased similar Securities within the last six (6) months.

2.4     Transactions Not Subject to this Policy

2.4.1 Transactions Under RCL Plans

A)     Stock Option Exercises
This Policy does not apply to the exercise of an employee stock option acquired pursuant to RCL’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have RCL withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

B)     Restricted Stock Awards
This Policy does not apply to the vesting of restricted stock or performance shares, or the exercise of a tax withholding right pursuant to which you elect to have RCL withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or performance shares. This Policy does apply, however, to any market sale of restricted stock or performance shares.

C)     Employee Stock Purchase Plan
This Policy does not apply to purchases of RCL Securities in any RCL employee stock purchase plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. However, this Policy does apply to an election to participate in such a plan, changes in payroll contributions and to any sales of RCL Securities purchased under such a plan.

2.4.2 Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy but are subject to pre-clearance in accordance with Section 2.5.1. Further, transactions in mutual funds or index funds that are invested in RCL Securities are not transactions subject to this Policy, provided that such transactions do not result in direct ownership of RCL securities.

2.4.3 Transactions in RCL Securities Under 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense for transactions in RCL Securities, a person subject to this Policy must enter into a Rule 10b5-1 plan that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, RCL Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not in possession of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of Securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Reporting Persons must obtain approval by the Legal Department prior to entering into a Rule 10b5-1 Plan covering RCL Securities.

2.5     Additional Procedures

Securities Trading Policy January 13, 2025	Legal Department

2.5.1 Pre-Clearance Procedures for Directors and Officers
All Directors and Employees who are VP level or above, as well as such person’s Related Persons, may not engage in any transaction (including, but not limited to, purchases, sales, gifts, contributions to a trust, direct acquisitions or sales through mutual or indexed funds, and any other transfers) in RCL Securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer or other Company attorneys designated by the Chief Legal Officer from time to time. Neither the Chief Legal Officer nor his designees are under any obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she is in possession of any material nonpublic information about RCL when requesting pre-clearance.

If a person seeks pre-clearance under this Policy and permission to engage in the transaction is denied, then such person should refrain from initiating any transaction in RCL Securities and should not inform any other person of the restriction.

Unless otherwise agreed with the Chief Legal Officer or his designees, any pre-clearance of a transaction is only valid for the next five trading days.

2.5.2 Quarterly Trading Windows for Specified Persons
For purposes of this Policy, a “Specified Person” means the individuals set forth below:

    Reporting Persons;
    Employees who are Director level or above;
    Employees in the Finance organization;
    Employees in a brand’s Revenue Management Department;
    Employees in the Legal Department;
    Employees in the Corporate Communications Department; and
    Any other Employee who is a direct report of any member of the Executive Committee.
All Specified Persons, as well as such person’s Related Persons, may not conduct any transactions involving RCL Securities (other than as specified by this Policy) during a “Blackout Period” beginning on the first trading day of the last calendar month of each fiscal quarter and ending after RCL’s earnings results for that quarter have been public for one full trading day. In other words, these persons may only conduct transactions in RCL Securities during the “Open Window Period” beginning after RCL’s earnings results have been public for one full trading day and ending at the close of trading on the last trading day of the second calendar month of each fiscal quarter, subject, in the case of Reporting Persons and members of the Company’s Executive Committee, to the pre-clearance procedures set forth herein.

2.5.3 Event-Specific Blackouts
In addition to the Blackout Period imposed per Section 2.5.2 above, RCL may from time to time impose event- specific blackout periods on any or all Employees, Directors and/or their respective Related Persons. The Legal Department will notify those persons who are affected when an event-specific blackout is in effect and such persons may not trade in RCL Securities until they are notified that the blackout period has been lifted.

2.6     Reporting

2.6.1 Section 16 Reports

Securities Trading Policy January 13, 2025	Legal Department

Reporting Persons must file certain reports with the SEC when they engage in transactions involving RCL Securities. The Legal Department will assist such persons in preparing and filing these reports.

2.6.2 Rule 144 Reports
Reporting Persons are also required to notify the SEC of their intention to sell RCL Securities in the open market by filing a Form 144. This form is generally prepared and filed by such person’s broker and is in addition to the Section 16 reports.

2.7     Post-Termination Transactions
This Policy continues to apply to transactions in RCL Securities by any Covered Person and his or her Related Persons even after termination of service from RCL. If any Covered Person is in possession of material nonpublic information when his or her service terminates, such Covered Person and his or her Related Persons may not trade in RCL Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in RCL Securities upon the expiration of any Blackout Period or other RCL-imposed trading restrictions applicable at the time of the termination of service.

3.    Certification
RCL may require Covered Persons to certify that they have reviewed this Policy, received training and are in compliance with this Policy and applicable law.

4.    Approvals and Exceptions
Notwithstanding Section 2.4 above, requests for exceptions to this Policy must be provided in writing to the Legal Department and must be approved by the Chief Legal Officer in writing.

5.    Violations, Questions, and Reporting
The purchase or sale of Securities while in possession of material nonpublic information, or the disclosure of material nonpublic information to others who then trade Securities on the basis of such information, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to sanctions imposed by RCL, including dismissal for cause, whether or not the person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you have questions, concerns or need to report a violation of this Policy, contact the Legal Department, the Global Compliance & Ethics Group (e-mail at ethics@rccl.com), the Chief Compliance Officer (e-mail at compliance@rccl.com) or any of the other Compliance and Ethics Contacts set forth in RCL’s Code of Business Conduct and Ethics. You may also make a report through the AWARE Program (phone at 1-888-81-AWARE (29273), extension **88 for shipboard Employees, or online at rclaware.ethicspoint.com.

The Company does not tolerate any kind of retaliation for reports or complaints made in good faith. For more information, please refer to the Company’s Reporting and Non-Retaliation Policy.

6.    Policy Administration and Governance
This Policy will be managed by the following roles, responsibilities, and span of control:

Securities Trading Policy January 13, 2025	Legal Department

Chief Executive Officer
The Chief Executive Officer is responsible for the approval of this Policy and any amendments to this Policy.

Chief Legal Officer
The Chief Legal Officer is responsible for overseeing this Policy and proposing any amendments to this Policy to the Chief Executive Officer.

Legal Department
The Legal Department is responsible for administering this Policy and reviewing it on an annual basis to determine if any amendments are appropriate and proposing any such amendments to the Chief Legal Officer. In addition, the Legal Department is responsible for answering any questions and providing guidance regarding this Policy.

Department Heads
Each department head is responsible for ensuring that the Employees within his or her department comply with this Policy.

This Policy must be reviewed by all of the parties below and approved by the Chief Executive Officer no less than once every 3 years.

Owner:	/s/ R. Alexander Lake	Date:	01/13/2025
Chief Legal Officer
Reviewed by:	/s/ Christopher Rush	Date:	01/13/2025
Chief Audit and Risk Officer
Reviewed by:	/s/ Naftali Holtz	Date:	01/13/2025
Chief Financial Officer
Approved by:	/s/ Jason Liberty	Date:	01/13/2025
Chief Executive Officer